                                                                      EXHIBIT 10
                                                                      ----------

                      FORM OF SEVERANCE LETTER AGREEMENT

                             Benjamin Moore & Co.
                            51 Chestnut Ridge Road
                          Montvale, New Jersey 07645



November 2, 2000

Dear __________:

          This letter is intended to memorialize the terms of the understanding between you and Benjamin Moore & Co. (the "Company") that the Company will provide you with the following enhanced severance benefits upon your termination of employment with the Company at any time for any reason other than (x) your voluntary resignation from service with the Company without "Good Reason" as defined in Sections 2.14 and 2.18 of the Company's Key Employee Severance Protection Plan (the "Plan") or (y) a termination of your employment by the Company for "Cause," as defined in Section 2.6 of the Plan, for death, or for "Disability," as defined in Section 2.10 of the Plan.

          This letter is intended to acknowledge that the Company has agreed to provide you with severance pay equal to 12 months of Base Salary (as defined in the Plan) in lieu of the severance pay to which you would otherwise be entitled pursuant to Section 4.2(c) of the Plan.

          Except as otherwise provided herein, all other provisions of the Plan shall remain in effect and continue to apply to a termination of your employment with the Company.


                                   BENJAMIN MOORE & CO.


                                   By: ____________________________________
                                       Name:
                                       Title:

                                       Date: ______________________________

ACCEPTED AND AGREED TO:


_______________________


Date:___________________